EXHIBIT 99.1
Citizens, Inc. Reports Full Year and Fourth Quarter 2024
Financial Results

•Total revenues of $245.0 million in the full year 2024, from $240.7 in 2023. Adjusted total revenues of $247.6 million in the full year 2024, from $239.9 million in 2023.
•Total revenues of $63.5 million in Q4 2024, from $66.9 million in Q4 2023. Adjusted total revenues of $67.6 million in Q4 2024, from $65.6 million in Q4 2023.
•Income before federal income tax of $15.0 million in the full year 2024, from $26.2 million in 2023. Adjusted income before federal income tax of $21.3 million in the full year 2024, from $26.6 million in 2023.
•Income before federal income tax of $3.7 million in Q4 2024, from $8.8 million in Q4 2023. Adjusted income before federal income tax of $8.0 million in Q4 2024, from $7.6 million in Q4 2023.

AUSTIN, TX – March 13, 2025 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits, and final expense insurance, today reported results for the fourth quarter 2024 and full year ended December 31, 2024.

“We are thrilled that our total annual premium revenue grew for the first time since 2017, reflecting the success of our growth-oriented strategic initiatives. In 2024, our new products and the expansion of our distribution channels led to the issuance of the highest amount of insurance ever in a year of over $1.1 billion, a 54% increase from 2023, and our highest-ever total direct insurance in force of over $5.2 billion. We are now licensed in 43 U.S. states and Washington, D.C., up from 39 at 2023 year-end. Our strategic roadmap is designed to deliver improved operating results and sustainable growth in book value per share,” said Jon Stenberg, President and Chief Executive Officer.

“In Q4 2024, first year premiums increased year-over-year for the ninth consecutive quarter. Insurance issued increased 10% from Q4 2023, a great example of a leading indicator for our revenue as these sales transition to renewals. We remain fully committed to persistent and profitable growth and capital management, as evidenced by our positive net cash from operations annually since 2004.

“As we look ahead, we expect continued sales growth leading to revenue and profit growth in the full year 2025 and stronger growth in full year 2026. We believe we’re well positioned to drive long-term value creation for our shareholders, supported by our robust global business model. Our strong performance in 2024, combined with our competitive advantages in expanding niche markets globally, rapid sales force expansion, and expertise in profitable product development, reinforces great confidence in our outlook,” concluded Stenberg.

Recent Business Highlights
Record setting results and highlight accomplishments for Citizens, including:

•Insurance issued was $262.6 million in Q4 2024, up 10% compared to the same period in 2023, from sales of our new domestic products and strong international sales.
•Record total direct insurance in force - over $5.2 billion of total direct insurance in force at December 31, 2024.
•Direct first year life and A&H premiums increased 84% in Q4 2024, the ninth consecutive quarter of year-over-year growth in first year premiums, driven by growth and new products.
•Record number of agents - increased global network of producing agents, up 72% since December 31, 2023.
•Licensed in 43 U.S. states and Washington, D.C., up from 39 at 2023 year-end and up from 32 at 2022 year-end.

EXHIBIT 99.1

Full Year 2024 Financial Highlights
•Total revenues of $245.0 million increased in the full year 2024 compared to $240.7 million in 2023 driven by $7.0 million increase in life insurance premiums. Excluding investment related gains (losses), adjusted total revenues of $247.6 million increased in the full year 2024, from $239.9 million in 2023.
•Direct first year life and A&H premiums increased 71% in 2024, driven by growth in both the domestic and international markets of our Life Insurance segment.
•Income before federal income tax of $15.0 million in the full year 2024, from $26.2 million in 2023. The factors that impacted that change were:
◦primarily non-cash $3.4 million decrease in investment related gains (losses) mostly related to a write-down of our BlackRock fund;
◦the non-cash accrual of $3.5 million in legal fees awarded to certain defendants in the trade secret lawsuit; and
◦total premium revenues increased by $6.3 million in 2024 for the first time in 7 years, but offset by an $11.5 million increase in total insurance benefits paid or provided.
•Adjusted income before federal income tax of $21.3 million in the full year 2024 compared to $26.6 million in 2023. Adjusted income before federal income tax excludes investment related gains (losses), loss from ceased property insurance business and the legal fee accrual.
•Net income of $14.9 million or $0.29 per fully diluted Class A share in the full year 2024, compared to $24.4 million or $0.48 per fully diluted Class A share in 2023.
•Positive net cash provided by operating activities of $31.9 million in the full year 2024 compared to $22.1 million in 2023. The Company has had positive net cash provided by operating activities annually since 2004.
•Total assets of $1.7 billion and cash and cash equivalents of $29.3 million and no debt at December 31, 2024.
•Book value per Class A share of $4.21 increased 21% over the year-ago. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $6.14 increased 5% over the year-ago.

2024 Milestones
For 2024, the Company set the following milestones:

•Increase first year premium revenues at least 25%
Result Full Year 2024: Increased 70%
•Expand global network of producing agents at least 20%
Result Full Year 2024: Increased 72%
•Introduce 2 to 3 new products or major product enhancements
Result Full Year 2024: Product enhancement and two new products

Fourth Quarter 2024 Performance and Highlights
Total revenues of $63.5 million in the fourth quarter of 2024, from $66.9 million in the year-ago-quarter. Excluding investment related gains (losses), adjusted total revenues of $67.6 million increased in the fourth quarter of 2024, from $65.6 million in the fourth quarter of 2023, driven by the increase in direct first year life and A&H premiums of 84% from fourth quarter 2023. On a non-adjusted basis, the decline was due to lower renewal year premium revenues and the lower investment related gains (losses) due to the BlackRock fund write-down. The increase in direct first year life and A&H premiums continued to be driven by our domestic final expense products and an increased number of producing agents. Direct renewal premiums were $40.7 million in the fourth quarter of 2024, compared to $41.6 million in the same year-ago period. This decrease was primarily due to the residual impact of the levels of surrenders and matured endowments over the last several years.

EXHIBIT 99.1
Total benefits and expenses increased by $1.7 million to $59.8 million in the fourth quarter of 2024, from $58.1 million in the same year-ago quarter. The increase was primarily due to higher policyholder benefit reserves related to growth in the business, policyholder remeasurement loss related to updating our actuarial assumptions, and increase in death claims benefits.

Income before federal income tax of $3.7 million in Q4 2024, from $8.8 million in Q4 2023. Excluding investment related gains (losses) and discrete items, adjusted income before federal income tax of $8.0 million was higher in Q4 2024, from $7.6 million in Q4 2023. $3.3 million of the net investment related losses of $4.2 million in Q4 2024 was an unrealized loss from the Company’s investment in BlackRock, Inc.’s Global Renewable Power Fund III. Adjusted income before federal income tax adjusts for discrete items and is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”). Please see the table “GAAP to Non-GAAP Reconciliation” in this news release.

Net income for the fourth quarter of 2024 was $3.6 million, or $0.07 per fully diluted Class A share, from $10.7 million, or $0.21 per fully diluted Class A share, in the prior year quarter.

Investments
Net investment income of $17.3 million for the fourth quarter of 2024 was flat compared to the same year-ago quarter. The average pre-tax yield on the investment portfolio was flat at 4.56% in the fourth quarter of 2024 and the same year-ago quarter.

The carrying value of the Company’s fixed maturity securities investment portfolio at December 31, 2024 was $1.2 billion, relatively the same as December 31, 2023.

Cash Flow
Positive net cash provided by operating activities was $10.8 million in Q4 2024, from $6.6 million in the year-ago quarter. The Company has had positive net cash provided by operating activities annually since 2004 reflecting the strength and consistency of the Company’s liquidity. The Company had cash and cash equivalents of $29.3 million and no debt at December 31, 2024.

Upcoming Conference

Emerging Growth Virtual Conference on March 27, 2025
Citizens management plans to present at the Emerging Growth Virtual Conference on March 27 at 1:45 p.m. ET. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

About Citizens, Inc.

Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of English, Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where internationally the Company is a market leader in U.S. Dollar denominated life insurance and where it is growing in niche markets in the United States through its final expense products distributed through white-label and established distribution channels, and Home Service Insurance, which operates primarily in the U.S. Gulf coast region. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Revenues
Adjusted revenues is a non-GAAP measure that excludes investment related gains (losses) from total revenues. Management believes the adjusted revenues metric is meaningful, as it allows investors to

EXHIBIT 99.1
evaluate revenues generated by core business activities excluding items that are heavily impacted by investment market fluctuations.

Adjusted Income Before Federal Income Tax
Adjusted Income Before Federal Income Tax is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude net investment related gains (losses), income (loss) from ceased businesses and other special items not indicative of operating trends. Management believes this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023
Balance sheet data
Total assets	$1,685,325	1,668,928	1,685,325	1,668,928
Total liabilities	1,474,970	1,496,799	1,474,970	1,496,799
Total stockholders' equity	210,355	172,129	210,355	172,129
Total direct insurance in force	5,227,506	4,922,254	5,227,506	4,922,254

Operating items
Insurance premiums	$49,199	47,038	173,328	167,039
Net investment income	17,308	17,567	69,712	69,254
Investment related gains (losses), net	(4,163)	1,237	(2,626)	760
Total revenues	63,474	66,849	245,001	240,680

Claims and surrenders	41,961	35,195	146,082	135,993
Other general expenses	12,194	11,654	52,266	47,131
Total benefits and expenses	59,758	58,075	230,021	214,506

Income before federal income tax	3,716	8,774	14,980	26,174
Federal income tax expense (benefit)	95	(1,967)	68	1,737
Net income	3,621	10,741	14,912	24,437

Per share data
Book value per share	$4.21	3.47	4.21	3.47
Diluted income per Class A share	0.07	0.21	0.29	0.48

EXHIBIT 99.1
Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. Domestically, we are licensed in 43 U.S. states and sell whole life final expense insurance and life insurance with living benefits and critical illness products. These products are sold primarily through independent marketing organizations.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2024	2023	2024	2023
LIFE INSURANCE SEGMENT
Balance sheet data
Total assets	$1,291,300	1,267,243	1,291,300	1,267,243

Operating items
Insurance premiums	$38,522	36,017	130,189	122,145
Net investment income	13,590	13,882	54,666	54,352
Investment related gains (losses), net	(3,928)	424	(2,185)	301
Total revenues	49,313	51,309	187,153	180,403

Claims and surrenders	36,404	29,602	123,020	113,428
Total benefits and expenses	44,055	43,083	164,207	151,782

Income (loss) before federal income tax	5,258	8,226	22,946	28,621

HOME SERVICE INSURANCE SEGMENT
Balance sheet data
Total assets	$358,788	359,773	358,788	359,773

Operating items
Insurance premiums	10,677	11,021	43,139	44,894
Net investment income	3,544	3,453	14,162	13,832
Investment related gains (losses), net	(245)	805	(424)	522
Total revenues	13,977	15,295	56,898	59,265

Claims and surrenders	5,557	5,593	23,062	22,565
Total benefits and expenses	13,451	13,796	54,418	56,252

Income (loss) before federal income tax	526	1,499	2,480	3,013

EXHIBIT 99.1
GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Revenues

For the periods ended	Three Months Ended December 31,		Year Ended December 31,
Unaudited (In thousands)	2024	2023	2024	2023
Revenues	$63,474	66,849	245,001	240,680
Less:
Investment related gains (losses)	(4,163)	1,237	(2,626)	760
Adjusted revenues	$67,637	65,612	247,627	239,920

Reconciliation of Adjusted Income Before Federal Income Tax

For the periods ended	Three Months Ended December 31,		Year Ended December 31,
Unaudited (In thousands)	2024	2023	2024	2023
Income before federal income tax	$3,716	8,774	14,980	26,174
Less:
Investment related gains (losses)	(4,163)	1,237	(2,626)	760
Property insurance business income (loss)	(130)	(53)	(204)	(1,217)
Legal fee accrual	—	—	(3,500)	—
Adjusted income before federal income tax	$8,009	7,590	21,310	26,631

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of December 31,
Unaudited (In thousands, except per share data)	2024	2023
Stockholders' equity, end of period	$210,355	172,129
Less: Accumulated other comprehensive income (loss) (AOCI)	(95,965)	(118,155)
Stockholders' equity, end of period, excluding AOCI	$306,320	290,284

Book value per Class A common share - diluted	$4.21	3.47
Less: Per share impact of AOCI	(1.93)	(2.38)
Book value per Class A common share - diluted, excluding AOCI	$6.14	5.85

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project”, "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that

EXHIBIT 99.1
are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts
Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)